Exhibit 99.1

WARNER MUSIC GROUP CORP. REPORTS THIRD-QUARTER 2008 RESULTS FOR

THE PERIOD ENDED JUNE 30, 2008

Digital revenue increased 39% year-over-year to $166 million

•	Total revenue of $848 million increased 5% from $804 million in the prior-year quarter, and declined 1% on a constant-currency basis.

•	Digital revenue was $166 million, or 20% of total revenue, up 1% sequentially from $164 million in the second quarter of fiscal 2008 and up 39% from $119 million in the prior-year quarter.

•

Operating income from continuing operations increased 11% to $51 million from $46 million in the prior-year quarter. The prior-year quarter included a net benefit of $6 million resulting from a $52 million benefit related to our settlement with Bertelsmann AG regarding Napster, $38 million in expenses related to the company’s fiscal 2007 realignment initiatives and $8 million in expenses incurred in connection with the potential acquisition of EMI Group plc (the “Prior-Year Items”).

•

Operating income before depreciation and amortization (OIBDA) from continuing operations grew 7% to $116 million from $108 million in the prior-year quarter which included the net benefit of $6 million from the Prior-Year Items.

•	Loss from continuing operations of $0.06 per diluted share improved from a loss of $0.11 per diluted share in the prior-year quarter.

NEW YORK, August 7, 2008—Warner Music Group Corp. (NYSE: WMG) today announced its third-quarter 2008 financial results for the period ended June 30, 2008.

“This quarter, we continued to outperform our competitors, even in the midst of a challenging recorded music environment,” said Edgar Bronfman, Jr., Warner Music Group’s Chairman and CEO. “We continue to advance our strategy to lead the recorded music industry’s transition with new business models, key partnerships and successful A&R investments. As we transform the business to position it for future growth in an evolving industry, we remain focused on driving profitability and cash flow, while prudently managing capital and costs.”

Michael Fleisher, Warner Music Group’s Executive Vice President and CFO, added: “Benefits from the steps we’ve taken to increase our financial flexibility were evidenced this quarter by our building cash balance and rising quarterly year-over-year Free Cash Flow. Our capital deployment strategy designed to improve shareholder returns by conserving cash and sustaining A&R investment levels remains a priority.”

Third-Quarter Results

For the third quarter 2008, revenue grew 5.5% to $848 million from $804 million in the prior-year quarter, and fell 1.1% on a constant-currency basis. This performance continues to reflect the ongoing transition in the recorded music industry characterized by a shift in consumption patterns from physical sales to new forms of digital music and the continued impact of digital piracy. Domestic revenue declined 6.5%. International revenue grew 17.2%, and grew 3.6% on a constant-currency basis. On a constant-currency basis, revenue grew in Europe and Canada.

Operating income from continuing operations grew 10.9% to $51 million from $46 million in the prior-year quarter and operating margin from continuing operations increased 0.3 percentage points to 6.0%. OIBDA from continuing operations increased 7.4% to $116 million from $108 million in the prior-year quarter and OIBDA margin from continuing operations grew 0.3 percentage points to 13.7%. Operating income, operating margin, OIBDA and OIBDA margin from continuing operations for the third quarter of fiscal 2007 reflected the net benefit of $6 million from the Prior-Year Items.

Loss from continuing operations was $9 million, or $0.06 per diluted share for the quarter, an improvement from a loss of $16 million, or $0.11 per diluted share in the prior-year quarter. The net benefit of $6 million from the Prior-Year Items amounted to $0.04 per diluted share.

The company reported a cash balance of $338 million as of June 30, 2008, an increase from the March 31, 2008 balance of $249 million, which rose from the December 31, 2007 balance of $160 million. As of June 30, 2008, the company reported total long-term debt of $2.27 billion and net debt (total long-term debt minus cash) of $1.93 billion.

For the quarter, net cash provided by operating activities was $89 million. Free Cash Flow (defined as cash flow from operations less capital expenditures and cash paid or received for investments) was $93 million, compared to Free Cash Flow of $57 million in the comparable fiscal 2007 quarter. Unlevered After-Tax Cash Flow (defined as Free Cash Flow excluding cash interest paid) was $140 million, compared to Unlevered After-Tax Cash Flow of $105 million in the comparable fiscal 2007 quarter (see below for calculations and reconciliations of Free Cash Flow and Unlevered After-Tax Cash Flow).

Below is the business segment discussion for the quarter.

Recorded Music

Revenue from the company’s Recorded Music business increased 5.1% from the prior-year quarter to $686 million, and was down 1.0% on a constant-currency basis. The decline in constant-currency revenue primarily reflected strength in Europe offset by declines in the U.S., Asia-Pacific and Latin America. Year-over-year revenue increased in the international physical Recorded Music business and the global digital Recorded Music business on a constant-currency basis.

Recorded Music digital revenue of $156 million grew 39.3% over the prior-year quarter and represented 22.7% of total Recorded Music revenue. Domestic Recorded Music digital revenue amounted to $101 million or 31.7% of total domestic Recorded Music revenue. Digital sales strength was primarily driven by growth in global online downloads, and to a lesser extent growth in international mobile.

Major sellers in the quarter included titles from Madonna, Disturbed, Plies, Luis Miguel and Frank Sinatra. International Recorded Music revenue climbed 19.2% from the prior-year quarter to $367 million, and rose 5.1% on a constant-currency basis, while domestic Recorded Music revenue fell 7.5% from the prior-year quarter to $319 million.

The constant-currency growth in international Recorded Music revenue in the quarter was the result of increases in the U.K., France and Germany. Gains in international revenue were attributable to improved local repertoire and international releases as compared to the prior-year quarter and a contribution from international touring and management businesses.

Year-over-year revenue differences in the domestic Recorded Music business were due to the timing of releases and declines in the physical business, which are not currently being offset by growth in the digital business. In addition, domestic retailers have continued to more actively manage their inventory levels in response to the tougher economy and credit markets as well as the changing underlying demand for physical recorded music product.

Quarterly Recorded Music operating income remained flat at $66 million, resulting in an operating margin from continuing operations of 9.6% compared to 10.1% in the prior-year quarter. Recorded Music OIBDA from continuing operations remained flat at $110 million for the quarter. Recorded Music OIBDA margin from continuing operations contracted 0.8 percentage points to 16.0% from the prior-year quarter. Recorded Music operating income, OIBDA, operating margin and OIBDA margin from continuing operations for the third quarter of fiscal 2007 reflected a portion of the Prior-Year Items--a $49 million benefit related to our settlement with Bertelsmann AG regarding Napster and $33 million in expenses related to the company’s fiscal 2007 realignment initiatives.

Music Publishing

Music Publishing revenue in the quarter increased 7.0% from the prior-year quarter to $168 million, and was down 0.6% on a constant-currency basis. Music Publishing revenue was flat domestically, and grew 11.1% internationally, but declined 1.1% internationally on a constant-currency basis. Digital revenue from Music Publishing amounted to $10 million, representing 6.0% of total Music Publishing revenue.

On a constant-currency basis, the decline in mechanical revenue of 14.3% was largely offset by a 7.9% increase in performance revenue, a 6.3% rise in synchronization revenue, and a strong increase in digital revenue. Mechanical revenue weakness reflected the industry-wide decline in physical record sales.

Music Publishing operating income amounted to $15 million, down 16.7% from $18 million in the prior-year quarter, resulting in an operating margin of 8.9%, down 2.5 percentage points from the prior-year quarter. Music Publishing OIBDA was flat at $33 million for the quarter and OIBDA margin of 19.6% declined 1.4 percentage points from the prior-year quarter. Music Publishing operating income, OIBDA, operating margin and OIBDA margin for the third quarter of fiscal 2007 reflected a portion of the Prior-Year Items--a $3 million benefit related to our settlement with Bertelsmann AG regarding Napster and $1 million in expenses related to the company’s fiscal 2007 realignment initiatives.

Financial details for the third fiscal quarter can be found in the company’s current Form 10-Q, filed today with the Securities and Exchange Commission.

This morning, management will be hosting a conference call to discuss the results at 8:30 A.M. EST. The call will be webcast on www.wmg.com.

About Warner Music Group

Warner Music Group became the only stand-alone music company to be publicly traded in the United States in May 2005. With its broad roster of new stars and legendary artists, Warner Music Group is home to a collection of the best-known record labels in the music industry including Asylum, Atlantic, Bad Boy, Cordless, East West, Elektra, Lava, Nonesuch, Reprise, Rhino, Roadrunner, Rykodisc, Sire, Warner Bros. and Word. Warner Music International, a leading company in national and international repertoire, operates through numerous international affiliates and licensees in more than 50 countries. Warner Music Group also includes Warner/Chappell Music, one of the world’s leading music publishers, with a catalog of more than one million copyrights worldwide.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

This communication includes forward-looking statements that reflect the current views of Warner Music Group about future events and financial performance. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. All forward-looking statements are made as of today, and we disclaim any duty to update such statements. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. Investors should not rely on forward-looking statements, including statements regarding future trends in the music industry and our intentions to deploy our capital, including the level of and success of future A&R investments, because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from our expectations. Please refer to our Form 10-Q and our other filings with the U.S. Securities and Exchange Commission concerning factors that could cause actual results to differ materially from those described in our forward-looking statements.

Figure 1. Warner Music Group Corp. - Consolidated Statement of Operations, Three and Nine Months Ended 6/30/08 versus 6/30/07 (dollars in millions, except per share amounts)

	Three Months Ended June 30, 2008	Three Months Ended June 30, 2007	% Change	Nine Months Ended June 30, 2008	Nine Months Ended June 30, 2007	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Revenues:	$848	$804	5%	$2,637	$2,516	5%
Costs and expenses:
Cost of revenues	(441)	(429)	3%	(1,399)	(1,364)	3%
Selling, general and administrative expenses	(300)	(297)	1%	(935)	(862)	8%
Other income	—	52	—	3	52	(94%)
Restructuring costs	—	(32)	—	—	(44)	—
Amortization of intangible assets	(56)	(52)	8%	(165)	(153)	8%

Total costs and expenses	$(797)	$(758)	5%	$(2,496)	$(2,371)	5%

Operating income from continuing operations	$51	$46	11%	$141	$145	(3)%
Interest expense, net	(43)	(45)	(4)%	(138)	(137)	1%
Minority interest	(2)	(2)	—	(4)	(2)	100%
Other expense, net	(2)	(5)	(60)%	(4)	(4)	—

Income (loss) from continuing operations before income taxes	$4	$(5)	—	$(5)	$2	—

Income tax expense	(13)	(11)	18%	(36)	(27)	33%

Loss from continuing operations	$(9)	$(16)	(44)%	$(41)	$(25)	64%
Loss from discontinued operations, net of tax	—	(1)	—	(21)	(1)	—

Net loss	$(9)	$(17)	(47)%	$(62)	$(26)	—

Net loss per share:

Basic earnings per share:
Loss from continuing operations	$(0.06)	$(0.11)		$(0.28)	$(0.17)
Loss from discontinued operations	—	(0.01)		(0.14)	(0.01)

Net loss	$(0.06)	$(0.12)		$(0.42)	$(0.18)

Diluted earnings per share:
Loss from continuing operations	$(0.06)	$(0.11)		$(0.28)	$(0.17)
Loss from discontinued operations	—	(0.01)		(0.14)	(0.01)

Net loss	$(0.06)	$(0.12)		$(0.42)	$(0.18)

Weighted averages shares outstanding:
Basic	148.9	146.9		148.0	145.9

Diluted	148.9	146.9		148.0	145.9

Figure 2. Warner Music Group Corp. - Consolidated Balance Sheets as of 6/30/08 and 9/30/07 (dollars in millions)

	June 30, 2008	September 30, 2007	% Change
	(unaudited)	(audited)
Assets:
Current Assets
Cash & cash equivalents	$338	$333	2%
Accounts receivable, less allowances of $166 and $192	481	555	(13)%
Inventories	57	58	(2)%
Royalty advances (expected to be recouped w/in 1 year)	192	176	9%
Deferred tax assets	38	40	(5)%
Other current assets	36	33	9%

Total Current Assets	$1,142	$1,195	(4)%
Royalty advances (expected to be recouped after 1 year)	235	216	9%
Investments	166	146	14%
Property, plant & equipment, net	125	133	(6)%
Goodwill	1,072	1,065	1%
Intangible assets subject to amortization, net	1,596	1,632	(2)%
Intangible assets not subject to amortization	100	100	—
Other assets	83	85	(2)%

Total Assets	$4,519	$4,572	(1)%

Liabilities & Shareholders’ Deficit:
Current Liabilities
Accounts payable	$178	$225	(21)%
Accrued royalties	1,291	1,226	5%
Taxes & other withholdings	21	33	(36)%
Current portion of long-term debt	17	17	0%
Dividend payable	1	23	(96)%
Deferred Revenue	109	56	95%
Other current liabilities	275	302	(9)%

Total current liabilities	$1,892	$1,882	1%

Long-term debt	2,255	2,256	0%
Dividends payable	—	1	—
Deferred tax liabilities, net	245	244	0%
Other noncurrent liabilities	226	225	0%

Total Liabilities	$4,618	$4,608	0%

Common stock	—	—	—
Additional paid-in capital	586	579	1%
Accumulated deficit	(692)	(614)	13%
Accumulated other comprehensive income, net	7	(1)	—

Total Shareholders’ Deficit	$(99)	$(36)	—

Total Liabilities & Shareholders’ Deficit	$4,519	$4,572	(1)%

Figure 3. Warner Music Group Corp. - Summarized Statement of Cash Flows, Three and Nine Months Ended 6/30/08 versus 6/30/07 (dollars in millions)

	Three Months Ended June 30, 2008	Three Months Ended June 30 2007	% Change	Nine Months Ended June 30, 2008	Nine Months Ended June 30, 2007	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Net cash provided by operating activities	$89	$90	(1)%	$185	$197	(6)%
Net cash provided by (used) in investing activities	4	(33)	—	(148)	(102)	45%
Net cash used in financing activities	(5)	(24)	(79)%	(55)	(70)	(21)%
Effect of foreign currency exchange rates on cash	1	1	0%	23	4	—

Net increase in cash	$89	$34	—	$5	$29	(83)%

Supplemental Disclosures Regarding Non-GAAP Financial Information

OIBDA

We evaluate our operating performance based on several factors, including our primary financial measure of operating income before non-cash depreciation of tangible assets and non-cash amortization of intangible assets and impairment of goodwill (which we refer to as OIBDA). We consider OIBDA to be an important indicator of the operational strengths and performance of our businesses, and believe the presentation of OIBDA helps improve the ability to understand the company’s operating performance and evaluate our performance in comparison to comparable periods. However, a limitation of the use of OIBDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenue in our businesses. Accordingly, OIBDA should be considered in addition to, not as a substitute for, operating income, net income (loss) and other measures of financial performance reported in accordance with accounting principles generally accepted in the U.S (“GAAP”).

Figure 4. Warner Music Group Corp. - Reconciliation of OIBDA to Net Loss, Three and Nine Months Ended 6/30/08 versus 6/30/07 (dollars in millions)

	Three Months Ended June 30, 2008	Three Months Ended June 30, 2007	% Change	Nine Months Ended June 30, 2008	Nine Months Ended June 30, 2007	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
OIBDA	$116	$108	7%	$341	$328	4%
Depreciation expense	(9)	(10)	(10)%	(35)	(30)	17%
Amortization expense	(56)	(52)	8%	(165)	(153)	8%

Operating income from continuing operations	$51	$46	11%	$141	$145	(3)%
Interest expense, net	(43)	(45)	(4)%	(138)	(137)	1%
Minority interest	(2)	(2)	—	(4)	(2)	—
Other expense, net	(2)	(4)	—	(4)	(4)	—

Income (Loss) from continuing operations before income taxes	$4	$(5)	—	$(5)	$2	—

Income tax expense	(13)	(11)	18%	(36)	(27)	33%

Loss from continuing operations	$(9)	$(16)	(44)%	$(41)	$(25)	64%
Loss from discontinued operations, net of tax	—	(1)	—	(21)	(1)	—

Net loss	$(9)	$(17)	(47)%	$(62)	$(26)	—

OIBDA margin from continuing operations	13.7%	13.4%		12.9%	13.0%
Operating income margin from continuing operations	6.0%	5.7%		5.3%	5.8%

Figure 5. Warner Music Group Corp. - Reconciliation of Segment Operating Income to OIBDA, for the Three and Nine Months ended 6/30/08 versus 6/30/07 (dollars in millions)

	Three Months Ended June 30, 2008	Three Months Ended June 30, 2007	% Change	Nine Months Ended June 30, 2008	Nine Months Ended June 30, 2007	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Total WMG Operating Income from Continuing Operations - GAAP	$51	$46	11%	$141	$145	(3)%
Depreciation and Amortization	65	62	5%	200	183	9%

Total WMG OIBDA	$116	$108	7%	$341	$328	4%

Recorded Music Operating Income from Continuing Operations - GAAP	$66	$66	0%	$177	$178	(1)%
Depreciation and Amortization	(44)	(44)	0%	(139)	(128)	9%

Recorded Music OIBDA	$110	$110	0%	$316	$306	3%

Music Publishing Operating Income from Continuing Operations - GAAP	$15	$18	(17)%	$55	$59	(7)%
Depreciation and Amortization	(18)	(15)	20%	(53)	(46)	15%

Music Publishing OIBDA	$33	$33	0%	$108	$105	3%

Constant Currency

As exchange rates are an important factor in understanding period to period comparisons, we believe the presentation of results on a constant-currency basis in addition to reported results helps improve the ability to understand the company’s operating results and evaluate our performance in comparison to prior periods. Constant-currency information compares results between periods as if exchange rates had remained constant period-over-period. We use results on a constant-currency basis as one measure to evaluate our performance. We calculate constant-currency by translating prior-year results at current year foreign currency exchange rates. However, a limitation of the use of the constant-currency results as a performance measure is that it does not reflect the $53 million, $40 million and $12 million favorable impact of exchange rates on our Total, Recorded Music and Music Publishing revenue, respectively, in the three months ended June 30, 2008 as compared to the prior-year quarter or the $153 million, $118 million and $35 million favorable impact of exchange rates on our Total, Recorded Music and Music Publishing revenue, respectively, in the nine months ended June 30, 2008 as compared to the prior-year period. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a constant-currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.

Figure 6. Warner Music Group Corp. - Revenue by Geography and Segment, Three and Nine Months Ended 6/30/08 versus 6/30/07 As Reported and Constant Currency (dollars in millions)

	Three Months Ended June 30, 2008	Three Months Ended June 30, 2007	Three Months Ended June 30, 2007	Nine Months Ended June 30, 2008	Nine Months Ended June 30, 2007	Nine Months Ended June 30, 2007
	As reported	As reported	Constant $	As reported	As reported	Constant $
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue by Geography:
US revenue
Recorded Music	$319	$345	$345	$1,016	$1,065	$1,065
Music Publishing	58	58	58	169	162	162
International revenue
Recorded Music	367	308	349	1,172	1,036	1,154
Music Publishing	110	99	111	298	271	306
Intersegment eliminations	(6)	(6)	(6)	(18)	(18)	(18)

Total Revenue	$848	$804	$857	$2,637	$2,516	$2,669

Revenue by Segment:
Recorded Music	$686	$653	$694	$2,188	$2,101	$2,219
Music Publishing	168	157	169	467	433	468
Intersegment eliminations	(6)	(6)	(6)	(18)	(18)	(18)

Total Revenue	$848	$804	$857	$2,637	$2,516	$2,669

Free Cash Flow

Free cash flow reflects our cash flow provided by operating activities less capital expenditures and cash paid or received for investments. We use free cash flow, among other measures, to evaluate our operating performance. Management believes free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments, fund ongoing operations and working capital needs and pay ongoing regular quarterly dividends. As a result, free cash flow is a significant measure of our ability to generate long-term value. It is useful for investors to know whether this ability is being enhanced or degraded as a result of our operating performance. We believe the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, free cash flow is also a primary measure used externally by our investors and analysts for purposes of valuation and comparing the operating performance of our company to other companies in our industry.

As free cash flow is not a measure of performance calculated in accordance with GAAP, free cash flow should not be considered in isolation of, or as a substitute for, net income (loss) as an indicator of operating performance or cash flow provided by operating activities as a measure of liquidity. Free cash flow, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. As free cash flow deducts capital expenditures and cash paid or received for investments from “cash flow provided by operating activities” (the most directly comparable GAAP financial measure), users of this information should consider the types of events and transactions that are not reflected. We provide below a reconciliation of free cash flow to the most directly comparable amount reported under GAAP—“cash flow provided by operating activities.”

Unlevered After-Tax Cash Flow

Free cash flow includes cash paid for interest. We also review our cash flow adjusted for cash paid for interest, a measure we call unlevered after-tax cash flow. Management believes this measure provides investors with an additional important perspective on our cash generation ability. We consider unlevered after-tax cash flow to be an important indicator of the performance of our businesses and believe the presentation is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. A limitation of the use of this measure is that it does not reflect the charges for cash interest and, therefore, does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the company’s ability to fund its cash needs. Accordingly, this measure should be considered in addition to, not as a substitute for, net cash flow provided by operating activities and other measures of liquidity reported in accordance with GAAP.

Figure 7. Warner Music Group Corp. - Calculation of Free Cash Flow and Unlevered After-Tax Cash Flow, Three and Nine Months Ended 6/30/08 versus 6/30/07 (dollars in millions)

	Three Months Ended June 30, 2008	Three Months Ended June 30, 2007	Nine Months Ended June 30, 2008	Nine Months Ended June 30, 2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net cash flow provided by operating activities	$89	$90	$185	$197
Less: Capital expenditures	6	8	26	21
Less: Net cash paid (received) for investments, net, excluding short-term investments	(10)	25	122	106

Free Cash Flow (a)	$93	$57	$37	$70

(a) - Free Cash Flow includes cash paid for interest as follows (in millions):

	Three Months Ended June 30, 2008	Three Months Ended June 30, 2007	Nine Months Ended June 30, 2008	Nine Months Ended June 30, 2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Free Cash Flow	$93	$57	$37	$70
Plus: Cash paid for interest	47	48	127	121

Unlevered After-Tax Cash Flow	$140	$105	$164	$191

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Media Contact:	Investor Contact:
Will Tanous	Jill Krutick
(212) 275-2244	(212) 275-4790
Will.Tanous@wmg.com	Jill.Krutick@wmg.com